Exhibit 10.32

National Vision, Inc.

January 11, 2017

Paul Beahm
Senior Vice President Operations
Walmart Health & Wellness
702 Southwest 8th Street
Bentonville, AR 72716-0230

Re: Management & Services Agreement dated as of May 1, 2012 by and between Wal-Mart Stores, Inc. and National Vision, Inc., as amended (the “M&S Agreement”)

Dear Paul:

We have discussed an extension of the term of the M&S Agreement.

Undefined capitalized terms used in this letter have the meanings given to them in the M&S Agreement.

The Parties accordingly agree as follows:

1.  The Term is hereby extended for three (3) years, until August 23, 2020 (the “Extension Date”).

2.  After the Extension Date, the Term will automatically renew for an additional three (3) year term unless, no later than seven months before the Extension Date, one Party gives the other Party written notice of non-renewal.

3.  The initial phrase of Section IV.A. of the M&S Agreement (“Walmart shall pay Manager, in consideration for the provision of the Services the fees set forth below:”) is hereby deleted and the following substituted therefor: “Walmart shall pay Manager as a management fee, in consideration for the provision of the Services described in Section III of this Agreement, the fees set forth below:”

4.  Section VI. C. of the M&S Agreement is hereby deleted and the following substituted therefor: “The Parties agree to reasonably cooperate with each other in connection with the approval by Walmart and sale by Manager of warranty and similar programs on behalf of Walmart. The Parties agree that they will work to satisfy the customer as it relates to warranty and similar programs. Specifically, Manager will honor the Walmart 12 Month Guarantee for Walmart Vision Center customers in Centers unless the same or similar frame (to customer satisfaction) is not available, at which time the customer will be advised to return to a Walmart Vision Center. Walmart will honor Manager’s 90 day warranty upon receiving confirmation from Manager that customer’s warranty is valid.”

5.  The following Section II. H. is hereby added to the M&S Agreement:

“H. Revenue Recognition. “The Parties agree to amend the Agreement if and to the extent necessary to comply with relevant guidance and pronouncements from applicable authorities (as such guidance and pronouncements are reasonably interpreted by Walmart) as to revenue recognition; provided, however, that no such amendment shall materially change the economic and other material provisions of this Agreement in a way that is adverse to a Party.”

In all other respects, the Parties affirm and ratify the M&S Agreement. This letter agreement and the M&S Agreement, together with any exhibit, addendum, amendment, or any other document attached to and incorporated into the M&S Agreement, contain the entire understanding of the Parties with respect to their subject matter. This letter agreement controls in the event of any conflict with the terms and provisions of the M&S Agreement.

Please sign below to confirm the agreement of Walmart to the terms of this letter.

Very truly yours,

/s/ Reade Fahs
Reade Fahs
Chief Executive Officer
National Vision, Inc.

Accepted and Agreed:

Wal-Mart Stores, Inc.

By:	/s/ Paul Beahm
Paul Beahm

Its:	SVP Health & Wellness Operations

Dated:	1-13-17